Exhibit 99.6

November 27, 2025

Evvolutions LeadTech Inc

28 Genting Lane, #05-07,

Platinum 28,

Singapore 349585

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Evvolutions LeadTech Inc (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Lim Ngee Woon
Name: Lim Ngee Woon